
   Schedule of Year-To-Date Principal and Interest Distributions
                           to
                  Certificateholders

                                                                      Ending
Class             Interest         Principal         Losses           Balance
A                2367383.27       1080262.23                0       503391900.65
TRANSFEROR        785832.71       4502751.26                0         6565801.53

